Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Second Quarter Sales

Net Sales Increase 14 Percent, Income Up 8 Percent

PITTSBURGH, August 7, 2007 – MSA (NYSE) today announced that net sales for the second quarter of 2007 were $249.1 million compared with $218.6 million for the second quarter of 2006, an increase of $30.5 million, or 14 percent. Net income for the second quarter of 2007 was $17.3 million, or 49 cents per basic share, an increase of $1.2 million, or 8 percent, compared with $16.1 million, or 44 cents per basic share, for the same quarter last year.

Current quarter sales reflect growth in MSA’s International and North American segments. Local currency sales in the company’s European segment were flat quarter-to-quarter.

Sales in the International segment improved $14.4 million in the current quarter. This increase includes a $4.8 million shipment of ballistic protection products to the Iraq Joint Command and continued growth in sales to the South African mining industry and in breathing apparatus and instrument sales in China. Currency translation effects increased International segment sales by $0.9 million, when stated in U.S. dollars.

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Sales in the North American segment grew $10.4 million in the current quarter. Shipments of Advanced Combat Helmets to the military were up $3.6 million and sales of ballistic protection products, including those made by Paraclete Armor and Equipment, were up $2.5 million in the current quarter. Second quarter 2007 sales of self-contained breathing apparatus (SCBA) and thermal imaging cameras improved $0.9 million and $1.7 million, respectively. Continued strength in North American construction and industrial markets was reflected in sales of fall protection and head protection products, which improved $3.6 million in the current quarter. These sales increases were partially offset by a $1.7 million decrease in shipments of instruments, due primarily to reduced demand for both portable and permanent instrumentation from specific segments of the Homeland Security (HLS) market. The company did, however, receive several significant HLS orders for gas masks and hood-type respirators as some cities looked to update their respiratory protection capabilities.

Sales in the European segment improved $5.7 million for the current quarter. The increase in European segment sales, when stated in U.S. dollars, was primarily due to favorable currency exchange effects of $5.3 million.

Second quarter net income in the North American segment was $1.0 million lower, primarily due to lower gross profits, reflecting proportionately higher sales of Advanced Combat Helmets and ballistic protection products to the military at gross margins that are generally lower than the margins on commercial sales, as well as higher inventory management-related costs. European segment net income was essentially flat quarter-to-quarter. Net income in the International segment was up $1.4 million in the quarter, on higher sales.

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“I am pleased that we made improvements in results during the second quarter and the first half of 2007 from the comparable sales and earnings in 2006,” said John T. Ryan III, MSA Chairman and CEO. “The second quarter growth is encouraging, considering the continuing sluggishness in SCBA sales to the fire service market as customers wait for the implementation of the new NFPA standards that all manufacturers must meet by August 31, 2007.”

Mr. Ryan noted it has become evident that many paid and volunteer fire departments in the U.S. have elected to delay SCBA purchases until the new NFPA-2007 units are available and can be field evaluated, rather than purchasing existing products. “This has caused a considerable part of the market to defer decisions until later in the year or early 2008,” Mr. Ryan said. “Such a situation is good for MSA in the medium term. We feel confident about the competitiveness of our new device, and the entire market for breathing apparatus in North America will be priced at a higher level than that of SCBA that meet the previous NFPA standard. For the near term, the major issue is when the approval agencies will complete their testing and issue approvals on the qualified products that have been submitted. There has been good progress thus far on testing of our devices, but several tests still remain.” After August 31, only SCBA manufacturers that have received third-party NFPA certification can label and market devices as NFPA-compliant. On another U.S. fire service matter, Mr. Ryan noted that the release of Federal Government Assistance to Firefighters Grants for the new program year has recently begun. “This is an improvement over the last two years, though this, in the immediate future, impacts our business after the NFPA approvals are received,” he added.

“As I said at the end of the first quarter, we have generally seen a pattern of higher fire service sales in the year following the introduction of a new NFPA standard. I am also pleased

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with the progress we are making in our International and European segments. Continued growth in our International segment reflects the success of our strategic initiatives to expand our operations in these markets. This is particularly true in China and South Africa, both of which showed significant sales growth during the quarter. We continue to see strength in incoming orders in Europe, in International markets and in North American markets other than the fire service,” Mr. Ryan continued.

“Although there is continuing uncertainty in the timing of U.S. Fire service breathing apparatus business as the new NFPA standard goes into effect, with some reasonable results in this area and with continued success in our other markets, I continue to believe that we have a shot at achieving our 2007 goals of record sales and earnings,” Mr. Ryan concluded.

About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $914 million, manufacturing operations throughout the United States and Europe, and more than 40 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Net sales	$249,099	$218,623	$475,038	$446,973
Other income	1,063	1,455	1,464	1,740

	250,162	220,078	476,502	448,713

Cost of products sold	155,303	131,334	292,073	267,110
Selling, general and administrative	58,777	53,860	115,349	107,413
Research and development	6,787	6,974	12,714	12,522
Restructuring and other charges	2,261	459	2,495	6,456
Interest	2,232	1,211	4,225	2,399
Currency exchange (gains) losses	(1,469)	925	(1,236)	1,993

	223,891	194,763	425,620	397,893

Income before income taxes	26,271	25,315	50,882	50,820
Provision for income taxes	8,943	9,234	17,486	19,001

Net income	17,328	16,081	33,396	31,819

Basic earnings per share	$.49	$.44	$.93	$.87

Diluted earnings per share	$.48	$.43	$.92	$.86

Dividends per common share	$.22	$.18	$.40	$.32

Average number of common shares outstanding (basic)	35,689	36,499	35,777	36,521

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	June 30, 2007	December 31, 2006
Current assets
Cash and cash equivalents	$61,704	$61,296
Trade receivables, net	191,646	174,569
Inventories	146,687	137,230
Other current assets	48,886	43,764

Total current assets	448,923	416,859

Property, net	123,463	120,651
Prepaid pension cost	216,786	211,018
Goodwill	80,373	79,360
Other non-current assets	87,992	70,732

Total	957,537	898,620

Current liabilities
Notes payable and current portion of long-term debt	$32,373	$2,340
Accounts payable	49,691	39,441
Other current liabilities	86,320	85,654

Total current liabilities	168,384	127,435

Long-term debt	112,777	112,541
Pension and other employee benefits	114,273	110,966
Deferred tax liabilities	101,163	100,969
Other non-current liabilities	16,291	8,856
Shareholders' equity	444,649	437,853

Total	957,537	898,620

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Net sales
North America	$131,818	$121,406	$254,719	$257,922
Europe	56,026	50,343	109,113	98,067
International	61,255	46,874	111,206	90,984

Total	249,099	218,623	475,038	446,973

Net income
North America	$10,532	$11,556	$21,133	$23,112
Europe	1,830	2,017	4,444	3,769
International	4,405	2,995	7,634	6,092
Reconciling	561	(487)	185	(1,154)

Total	17,328	16,081	33,396	31,819

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